Exhibit 8.1

List of Significant Subsidiaries of Hutchison China MediTech Limited

Hutchison MediPharma Limited (PRC)

Hutchison MediPharma International Inc. (United States)

Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited (PRC)

Hutchison Hain Organic (Hong Kong) Limited (Hong Kong)

Hutchison Healthcare Limited (PRC)

Hutchison Consumer Products Limited (Hong Kong)

Shanghai Hutchison Pharmaceuticals Limited (PRC)*

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited (PRC)*

*non-consolidated entities